Exhibit 99.1

Cascade Microtech Reports Continued Revenue Growth in Fourth quarter and 2004 Year End Results

Quarterly revenues of $18.4 Million, Up 8% Sequentially and Up 36% Year over Year and EPS of $0.19

PORTLAND, Ore.—(BUSINESS WIRE)—Feb. 15, 2005—Cascade Microtech (NASDAQ:CSCD-News), today reported financial results for the fourth quarter and year ended December 31, 2004.

Highlights for the fourth quarter include:

•                  Revenues of $18.4 million, up 8% sequentially and 36% year-over-year

•                  Production probe cards had revenues of $2.1 million, up 32% sequentially and 140% year-over-year

•                  Engineering products had revenues of $16.3 million, up 5% sequentially and 29% year-over-year

•                  Gross margins increased to 47.0%, up from 44.8% in the prior quarter and from 43.2% in the fourth quarter of 2003

•                  EPS of $0.19 per diluted share compared to $0.17 for the prior quarter and $0.05 for the fourth quarter of 2003

•                  Cash and investments of $46.5 million and debt-free

“We are pleased to report strong revenue and earnings growth for our first reported quarter as a public company,” said Eric Strid, CEO of Cascade Microtech. “We continued to see growth across our major product lines with a further shift towards 300mm business in Engineering Products and strong year-over-year revenue growth of 85% for Production Probe Cards.”

Revenues for the fourth quarter were $18.4 million, up 8% sequentially and 36% year-over-year. Production probe cards had revenues of $2.1 million, up 32% sequentially and 140% year-over-year. Engineering products had revenues of $16.3 million, up 5% sequentially and 29% year-over-year.

Gross margins for the fourth quarter increased to 47.0%, up from 44.8% sequentially and from 43.2% in the fourth quarter of 2003.

The company reported net income of $1.7 million, or $0.19 per diluted share, for the 2004 fourth quarter, compared to $1.4 million, or $.17 per diluted share for the third quarter of 2004 and net income of $308,000, or $0.05 per diluted share, for the fourth quarter of 2003.

During the fourth quarter the Company completed its initial public offering of its common stock selling 3.3 million primary shares and 2.0 million secondary shares raising approximately $42 million in net proceeds for the Company. At December 31, 2004, the Company had cash and investments of $46.5 million and is debt-free.

Revenues for the year ended December 31, 2004, were $64.4 million, an increase of 27% over 2003. Gross margins increased to 44.6% compared to 39.8% for 2003. Net income for the year was $4.6 million, or $0.56 per diluted share, compared to a net loss of $1.0 million, or a loss of $0.20 per diluted share, for 2003.

Production probe cards had revenues of $5.9 million for the year, up 85% over last year. Engineering products had revenues of $58.5 million for the year, up 23% over last year.

Outlook

Based on the current backlog and anticipated bookings, Cascade expects that first quarter 2005 revenues will be in the range of $17.0 million to $18.3 million and that diluted earnings per share will be in the range of  $0.10 to $0.14 using an estimated share count of 11.8 million, up from 9 million for the fourth quarter of 2004.

About Cascade Microtech

Cascade Microtech, Inc., is a worldwide leader in the design, development and manufacture of advanced wafer probing solutions for the electrical measurement and test of semiconductor integrated circuits.   The Company’s probing solutions enable high speed testing of high-performance semiconductors during both the design and manufacturing phases of semiconductor production.  Many of the world’s leading semiconductor manufacturers use our technology.  For more information visit the Company’s website at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s outlook as to revenue and diluted earnings per share in the first quarter of 2005 are “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995.  Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Registration Statement on Form S-1.  In addition, such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5:00 p.m. EST (2:00 p.m. PST) on February 15, 2005 to discuss its results for the fourth quarter and the year ended December 31, 2004. A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7:00 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 pass code: 35855162)

CASCADE MICROTECH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year to Date Ended December 31,
	2004	2003	2004	2003

Sales	$18,402	$13,557	$64,415	$50,556

Cost of sales	9,736	7,686	35,625	30,433
Deferred stock-based compensation	10	14	67	19

Gross profit	8,656	5,857	28,723	20,104

Operating expenses:
Research and development	1,625	1,381	5,651	5,411
Selling, General and Administrative	4,437	3,892	16,602	15,289
Deferred stock compensation	30	99	259	158

Total operating expenses	6,092	5,372	22,512	20,858

Income /(loss) from operations	2,564	485	6,211	(754)
Other income (expense)	(50)	218	(117)	553

Income /(loss) before income taxes	2,514	703	6,094	(201)

Provision for income taxes	849	84	1,387	248

Net income /(loss)	1,665	619	4,707	(449)

Accretion of redeemable stock	—	311	113	583

Net income /(loss)	$1,665	$308	$4,594	$(1,032)

Net income per share:
Basic	$0.27	$0.06	$0.84	$(0.20)
Diluted	$0.19	$0.05	$0.56	$(0.20)

Shares used in computing net income per share:
Basic	6,242	5,076	5,439	5,089
Diluted	8,996	5,839	8,452	5,089

CASCADE MICROTECH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2004 and December 31, 2003

(in thousands )

(unaudited)

	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$2,033	$4,461
Marketable securities	41,714	6,256
Accounts receivable, net	13,639	10,603
Inventories	10,180	8,065
Prepaid expenses and other	1,579	765
Deferred income taxes	1,553	1,453

Total current assets	70,698	31,603

Trademarks and patents	1,184	1,010
Fixed assets, net	4,008	4,866
Long-term investments	2,780	—
Other assets	347	287

	$79,017	$37,766

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$21	$2,043
Accounts payable	3,951	2,822
Deferred revenue	579	276
Accrued liabilities	2,609	2,047

Total current liabilities	7,160	7,188

Long-term debt and capital leases	14	5,038
Deferred revenue	282	411
Other long-term liabilities	1,372	1,585

Total liabilities	8,828	14,222

Redeemable stock:
Common stock		584
Stockholders’ equity:
Series A convertible preferred stock		13
Series B convertible preferred stock		10
Common stock and additional paid-in-capital	55,511	13,382
Deferred stock-based compensation	(310)	(902)
Unrealized holding gain (loss) on investments	(16)	6
Retained earnings	15,004	10,451

Total stockholders’ equity	70,189	22,960

	$79,017	$37,766

Contact:   Steven Sipowicz, Chief Financial Officer     503 601 1000

                  Ellen Payne, Marketing                                 503 601 1000